Exhibit 99.1

Maven updates general status and guidance for 2020

TheStreet, Sports Illustrated integration continues to gain operating efficiencies from Maven’s digital ecosystem; LiftIgniter acquisition adds 50 million users from personalization engine

Programmatic CPMs and sports sponsorship revenue lower than anticipated during COVID-19 crisis; subscriptions and traffic from non-sports channels outperforming expectations and mitigating revenue decline while Maven publisher partnership signings accelerate amidst pandemic instability

SEATTLE/June 5, 2020 — Maven (MVEN), the invite-only, digital publishing, distribution and monetization platform, continues to report digital traffic and subscription growth and increased efficiencies after merging four digital media platforms and integrating two iconic media brands over the last two-plus years, and signing and re-launching hundreds of independent content creators (“mavens”). After adding LiftIgniter’s audience in March, Maven now reaches over 150 million monthly unique visitors*.

Projections in the above chart assume a return of professional sports and advertising dollars/CPMs in the second half of 2020. There are no assurances that the projections will be achieved due to the uncertainty of the current economy. Financial information is based on unaudited, internally prepared financial statements.

The efficiency of Maven’s overall business improved due to the addition of new partners and scale and the removal of duplicative operating costs across our platform, driving incremental traffic growth for all Maven partners. Although these financial gains have been overshadowed by the industry-wide collapse in CPMs/advertising dollars, we believe Maven’s platform model is less cash-impacted than those of traditional media companies. “Our shared platform vision is paying off for those who had the foresight to anticipate the media landscape,” said Avi Zimak, Chief Revenue & Strategy Officer. “Millions in cost savings, combined with access to tens of millions of viewers offer a more stable business model for publishers — especially in the face of today’s difficult-to-navigate headwinds under COVID-19.”

Financial information is based on unaudited, internally prepared financial statements.

The company continues to be staffed for growth, and is well prepared to capitalize on our current assumption of a return of advertising dollars and sports marketing by Q4, while maintaining reduced operating costs during the pandemic-induced slowdown. In the meantime, Maven is focused on retooling its organization to produce at enterprise scale the kind of high-value inventory that consumers and especially marketers covet. Under Maven’s management, SI.com and TheStreet now produce an aggregate of more than 5,000 original, premium videos per month using Maven’s platform.

We believe that our diverse revenue streams and content partners have mitigated what otherwise would be a sharper drop in revenue in recent months. “With the world of sports essentially turned off,” explained Maven CEO James Heckman, “user engagement with finance, history and lifestyle content are all up, and while advertising revenues are materially down, we are seeing subscription bookings of between $4 million and $5 million per month, largely from TheStreet. So while non-sports partners help support our sports journalists today, we believe the favor will be returned this fall, as football seasons begin. The COVID-19 crisis has demonstrated the resilience of our core strategy: that a coalition built on a single, efficient, digital distribution, sales and tech platform provides shared stability in bad times and incremental upside in good times.”

Financial information is based on unaudited, internally prepared financial statements.

Financial Summary Update

Despite the COVID-19-triggered slowdown, Maven continues to provide guidance for 2020 annual revenue to be greater than $115 million, reduced from the pre-COVID forecast by $45 million, but up from approximately $62 million (unaudited) in 2019. Assuming college and professional sports return in the second half of 2020, along with modest stability in the advertising market for the balance of 2020, we expect the company to achieve positive EBITDA during Q4 2020 and, based on current internal estimates, believe it has sufficient capital to sustain operations going forward. If the COVID-19 lockdown were to continue through Q4, and major sports fail to restart due to a second wave or other unforeseen events, causing a continued material reduction in advertising budgets, we believe the company still has operational flexibility in its cost structure and adequate recurring revenue to maintain a sustainable business.

Additional, temporary, COVID-related cost savings

On March 30, 2020 Maven announced $20 million in cost containment initiatives on an expected drop of $30 million in annual revenue below its original forecast, due to an expected 40% drop in CPMs. Maven was able to limit layoffs to 9% of the workforce and implement pay reductions to only high-salaried, senior personnel because of additional credit from B. Riley Financial and voluntary cuts in executive pay.

Subsequently, CPMs declined further than anticipated, reaching historic lows for the digital media industry. In response, Maven today notified employees of a temporary, company-wide 15% salary reduction (including those previously reduced in our March 30 cost-containment initiative). If advertising budgets return in Q4 as anticipated and revenues show sufficient sustainability, we plan to reverse this salary reduction on January 1, 2021. Total cost savings for this temporary 15% reduction is anticipated to be $3 million for 2020.

“Deep layoffs throughout the industry have become common during this pandemic,” said Maven President Paul Edmondson. “The fact we’ve contained staff reductions to the 31 positions announced on March 30 is a testament to our core strengths and efficiencies. That said, in the face of depressed advertising revenue, we must tighten our cost structure even further and ride out the summer. Rather than job cuts, we want our team fully in place and ready for the return of the economy in Q4.”

Other Growth Details

Maven continues to sign new partners, including eight new financial channels signed over the past six weeks covering Apple, Tesla, retirement planning, utilities/energy, IPOs, and more. Maven entered into an enhanced agreement with Jim Cramer, whose Cramer Digital is now producing 10 original videos per day on TheStreetLightning.com, and business development efforts continue to bring in premium brands, with hundreds of potential partners currently in the pipeline across all content verticals.

SEC Filings

Complexities related to Maven’s five business mergers and acquisitions over the past two years resulted in having to meet unexpected significant audit and reporting requirements. In two cases (HubPages and Say Media), these 13-year-old technology platform businesses had never been audited. Over the last year, two auditing firms (BDO and Marcum), have worked with the company and outside consulting firms to pull together the many layers of consolidating financials necessary to meet our SEC reporting requirements. Maven currently plans to complete all filings and become current by the end of Q3. “Following the filing of our updated financials with the SEC, Maven intends to uplist to a major exchange,” said Maven’s CFO, Doug Smith. “Our biggest challenge has been the additional audits and deeper requirements related to the legacy acquired businesses.”

Sports Illustrated Update and Results

Maven assumed management of the Sports Illustrated media assets (pursuant to a license from Authentic Brands Group) in October 2019 and over the last eight months has implemented significant changes to rebuild the historic brand and beacon of sports journalism, to evolve the business and to position it for growth and continued success going forward. Four substantial changes stand out:

1)	Enhanced Digital Investment: Maven modernized the technical infrastructure, platform and experience, significantly improving download speeds, engagement and overall user experience. Monthly users increased by 60% year-over-year.
2)	Magazine Experience: The physical size and quality of the magazine were upgraded, while converting the business model and frequency from a two-week-news cycle to a monthly, long-form storytelling focus, which we believe consumers have long embraced from SI.
3)	Local Team Coverage: On-the-ground coverage of more than 100 local teams through bespoke destinations has greatly increased the footprint for the SI editorial offering, adding nearly 10 million new users to the platform and brand on the strength of over 6,000 new stories and videos per month.
4)	Video news: Leveraging both the national and local voices covering sports, SI is delivering real-time, on-demand, short-form video, daily insight for consumers and high-scale, highly desired inventory for advertisers.

The impact of these initiatives, along with a focus on operational efficiency and the ability to leverage the overall Maven audience, reach and tools has restored the financial viability of the SI business. Sports Illustrated is now generating positive operating margins, audience growth, and increases in video inventory and revenue. Additionally, the print subscription business is now generating positive cash flow, while cost containment and efficiency (more than a $30 million reduction in annual expenses) has significantly improved the profitability characteristics of the business.

We are confident that Sports Illustrated’s media business is now strongly positioned for the future. With the anticipated return of live sports, the company continues to expand its local offerings – adding destinations focusing on the San Francisco 49ers, Miami Dolphins, Chicago White Sox, Ole Miss, BYU and Penn State over the past two months. New partnerships with The Hockey News and Dugout will expand our offerings in hockey and soccer. Dugout will provide unique video content from more than 100 of the leading soccer clubs around the world and The Hockey News will add comprehensive premium coverage of the NHL.

Once sports returns, advertising budgets are expected to follow, and we expect that SI’s improved viewership, engagement and ad-friendly formats, including video, will drive improved contribution margin over 2019 Q4 results.

“As part of Maven, SI has fast-tracked its evolution from the premier print-focused sports outlet to a modern, multi-platform media operation that delivers high-end content in the ways audiences read, watch and engage today,” Sports Illustrated Co-Editor-in-Chief Steve Cannella commented on the improvements. “We’re now able to compete aggressively with the biggest media brands in sports, at the team level, the national level and with deep investigative journalism, delivering on what journalists really care about, which is to be read by the most people possible, to make the greatest impact with our work.”

TheStreet Update and Performance

Since launching TheStreet on Maven’s platform, its business has grown significantly and then accelerated during the COVID-19 crisis. At the time of its acquisition by Maven, TheStreet was on a $19 million annual subscription revenue run rate. Today TheStreet is generating, on average for 2020, nearly $3 million per month in subscription bookings; nearly double year-over-year results from 2019.

“The impact of Maven’s platform and distribution was rapid,” says Jill Marchisotto, former digital marketing head from TheStreet and now Chief Consumer Marketing & Membership Officer for Maven. “At every level, we’ve seen material improvement: engagement, video views, page views, subscription sales, download speed, audience growth, sponsorship sales, programmatic sales and revenue. The results have been far beyond our expectation.”

Jim Cramer agrees. “TheStreet’s business was transformed overnight ...I was a skeptic at first, but have been incredibly impressed ... Great journalists want to be watched and read, and now every time I post a new video, it hits a new record for views beyond what I ever thought possible.”

As a result, leading business analysts are joining TheStreet’s invite-only network of independent financial journalists on Maven’s platform, and Maven is hoping for audience growth proportional to what SI experienced with its new team network.

LiftIgniter and Integration of Platform acquisitions

Maven acquired several platforms over the past two years and now possesses a 50-person-strong, world-class engineering and product team with decades of software R&D experience, now serving over 150 million* people per month. The tech stack now includes CMS and content aggregation software; SEO-focused content creation ecosystem; video and subscription platform; enterprise-level social-media platform; sophisticated ad tech stack, and most recently, LiftIgniter’s distribution and recommendation engine for premium publishers. Maven’s combined software teams are led by seasoned product leaders from digital giants such as Google, Amazon, Microsoft and Yahoo!, who have worked tirelessly to integrate these platforms into one proprietary technical system.

As a result, advertisers no longer need to individually engage with or audit the hundreds of premium publishers now using the Maven platform; consumers no longer need to log-in multiple times to comment or purchase subscriptions across different properties; and the LiftIgniter platform connects users efficiently to hundreds of professional content creators, with custom recommendations of content aligned with users’ personal passions. Aided by machine-learning technology, publishers can identify and target those interested in their content. And because Maven’s stated strategy is to work only with high-quality journalists and media brands, consumers know they can depend on “maven-level” expertise and professionalism for every content niche.

LiftIgniter activates the value of hosting hundreds of premium journalists on a single platform by interconnecting them through unified content distribution. LiftIgniter founder Indraneel Mukherjee, a computer science Ph.D and former Google lead R&D engineer who helped create YouTube’s content recommendation engine, aims to revolutionize independent media brands’ ability to reach new audiences. “Using social platforms is no longer effective, because we are forced to bid to reach our own audience and can’t access our own data,” explained Maven partner Chad Jensen of Mile High Huddle. “That makes profitable growth no longer practical for small- to medium-sized publishers. Maven’s platform and coalition gives us cost-free distribution at the scale of major social platforms. Our audience, data and business sovereignty remains with us, and we can focus on creating great content.”

Board Enhancement

On June 5, 2020 the board designated John Fichthorn, the Company’s Chairman of the Board, as the Company’s Executive Chairman. In addition to his duties as Chairman of the Board, he will be focused on helping manage the company’s strategic relationships (including the ABG relationship with respect to Sports Illustrated media) and advising and directing the Company’s efforts to list its common stock on a national securities exchange as well as such other customary duties as may be determined and assigned by the Board of Directors.

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*Source: Google Analytics, de-duplicated (estimated) across domains